EXHIBIT 99.2

Worthington Steel, Inc.

NYSE:WS

Earnings Call

Thursday, March 20, 2025 12:30 PM GMT

CALL PARTICIPANTS 2

PRESENTATION 3

QUESTION AND ANSWER 7

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

Call Participants

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EXECUTIVES

Geoffrey G. Gilmore

CEO, President & Director

Timothy A. Adams

VP & CFO

Melissa Dykstra

Vice President of Corporate Communication & Investor Relations

ANALYSTS

Martin John Englert

Seaport Research Partners

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

John Charles Tumazos

John Tumazos Very Independent Research, LLC

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

Presentation

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Operator

Hello, and welcome to Worthington Steel's Third Quarter 2025 Earnings Call. [Operator Instructions] I would now like to turn the call over to Melissa Dykstra, VP, Corporate Communications and Investor Relations. You may begin.

Melissa Dykstra

Vice President of Corporate Communications & Investor Relations

Good morning, and welcome to Worthington Steel’s third quarter fiscal year 2025 earnings call.  On our call today we have Geoff Gilmore, Worthington Steel’s President and Chief Executive Officer and Tim Adams, Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market closed. Please refer to it for more detail on the factors that could cause actual results to differ materially. Unless noted as reported, today’s discussion will reference non-GAAP financial measures, which adjust for certain items included in our GAAP results and which are presented on a stand-alone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release. Today's call is being recorded, and a replay will be available later today on WorthingtonSteel.com. Now I’ll turn it over to Geoff Gilmore.

Geoffrey G. Gilmore

CEO, President & Director

Good morning, and thank you for joining us. I’d like to start today’s call with a heartfelt thank you to the Worthington Steel team. In a quarter filled with uncertainty and change, our employees showed remarkable flexibility and resilience. I’m proud of all they did this quarter to focus on what they could control while maintaining a strong commitment to safety and serving our customers.

In the third quarter, we generated adjusted EBITDA of 41.9 million dollars compared with 82.8 million dollars in the prior year quarter. Earnings per share came in at 27 cents versus 98 cents per share in the same period last year. Results were impacted by both lower volumes and lower average selling prices. As we expected, many of the headwinds from Q2 continued into the third quarter as customers managed uncertain macroeconomic conditions. However, we saw signs of improvement during the last month of the quarter, and we believe most of the volume improvement at the end of the quarter was due to fundamental demand improvements, rather than a buy-ahead effort to beat potential steel price increases.

Taking a look at our key markets. Our shipments to automotive were down 3 percent in the third quarter. Given the level of current uncertainty, we are cautiously optimistic about the North American auto market in calendar year 2025. Calendar year 2024 ended the year at 15.4 million units produced – solid given the challenges occurring late in the year but still below pre-COVID levels.

The latest calendar year 2025 forecasts are showing flat builds on a year-over-year basis at approximately15.3 million units produced. However, there is likely some upside to that forecast due to lower interest rates and lower inflation. Our commercial teams continue to aggressively pursue and win new incremental automotive business. Our shipments to the construction market were down on a year-over-year basis. We believe part of the decrease compared to last year was due to lower demand resulting from economic uncertainty.

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

When looking at the overall construction market for calendar year 2025, we see it as more of a first half/second half story. In the first half of 2025, we expect the construction market to be fairly flat, then begin gaining momentum later in the year. Certainly, the construction market will benefit from interest rate cuts in 2025 which we are keeping a close eye on. We expect the agriculture market to remain soft for a while. The ag industry continues to be held back by interest rates, commodity prices and tariffs that further delay farmers’ decisions to purchase new equipment.

Demand in the Heavy Truck market continued to be slow, but we are starting to see signs of improvement. Based on what we see today, we think the heavy truck market will show GDP-type growth for the rest of calendar year 2025. Overall, we sense a bit of unease in some supply chains as customers deal with the current uncertainty. However, we are seeing normal buying patterns from many of our customers.

In the long-term, we have the right strategy and solid growth plans. First, we remain bullish on the first pillar in our strategy – focused investments in the electrical steel market.AI initiatives and more data centers mean more demand for power and the infrastructure to carry it. There is a two-year backlog on transformers which use the electrical steel cores we make, and the need for power is expected to grow at more than 6 percent per year over the next 15 years. 2024 saw the continued surge in electrified vehicles, particularly hybrids. Worthington is in a very good position to benefit from this preference as we process steel for both the clutch plate and the electrical motor laminations in hybrids.

Additionally, we have made excellent progress toward closing on our 52 percent ownership stake in Sitem, a leading European electrical steel lamination manufacturer. A few weeks ago, Tim and I had the opportunity to tour Sitem facilities in Italy and Switzerland, and to meet with the local management teams and many other employees. I was impressed by Sitem’s culture and how closely their values and approach to people match Worthington’s Philosophy. Sitem’s technical expertise and know-how will add to our electrical steel laminations offering and strengthen our position as a market leader. I am excited to have the folks at Sitem combine their expertise with Worthington. We hope to close on this transaction in the next few months.

Our second strategic growth pillar includes a strong commercial focus, strategic capex, and acquisitions. Our capital investments in the expansion of our electrical steel capabilities in Canada and Mexico continue to move forward. In Mexico, where we manufacture electrical steel laminations for use in industrial motors and electrified vehicles, we have installed the first five presses and testing is underway. We remain on track to begin production late this calendar year.

Construction of our expansion in Canada, where we manufacture transformer cores, continues to move forward. We expect to begin production early in calendar year 2026. We have new commercial initiatives underway to grow share and volume. We are just starting to see the effects of this effort. All the while, we continue to consider M&A opportunities that complement our business, and fit both our strategy and our culture.

The third pillar of our growth strategy is the Transformation, our systematic approach to making base business improvements. The Transformation mindset is a part of our ongoing workflow and simply put – if we find something that’s good, we look for ways to double it; if we find something bad, we find ways to cut it in half. This quarter, teams came together across the company, using collaboration, standard work, and data analytics to reduce press change-over times, Work in Progress Inventory; and streamline HR functions. This is just a sampling of the Transformation activities happening throughout our company and it can lead to reductions in both working capital and cost, while at the same time increasing efficiency and capacity.

Before I conclude my remarks, I’d like to touch on a few highlights from the quarter. This quarter, our teams continued to grow market share with new automotive OEM business which ramps up over the next coming months. In January, our electrical steel operation was awarded the Best Supplier of the Year Award by Mahle, a leading global automotive parts manufacturer. This marks the third consecutive year our team, based mainly in India, has been honored by Mahle for their exceptional performance in quality, delivery, and support of new product development. I’d like to congratulate them on this achievement. We collaborated

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

with Cleveland Cliffs to develop a lightweighting solution to reduce weight and optimize cost in battery trays for electric vehicles. A battery in an electric vehicle typically represents 20 to 25 percent of the vehicle’s overall weight and our tailor-welded blank solution helps OEMs achieve weight savings.

Our Mexico steel processing joint venture, Serviacero, commissioned its new slitter in Monterrey and is now running production orders. Lastly, Worthington Steel leadership team kicked off our AI journey. We are exploring how to incorporate AI into our operating model – the Worthington Business System, expanding our advanced analytics portfolio with targeted experimentation and introducing generative AI education for our corporate and functional employees. To summarize, due to the amount of uncertainty in many markets, we are cautiously optimistic about the near term. However, we think clarity will improve as the year moves forward, and we are more optimistic about the second half of 2025. I believe we are well-positioned to grow our business. Once again, I offer my thanks to the entire Worthington Steel team for keeping safety, quality, performance, and our customers front and center each and every day.

Now, I’ll turn things over to Tim Adams to discuss financials.

Timothy A. Adams

VP & CFO

Thank you, Geoff, and good morning everyone.

For the third quarter, we are reporting earnings of 13.8 million dollars or 27 cents per share as compared with earnings of 49.0 million dollars or 98 cents per share in the prior year quarter. There were several unique items that impacted our quarterly results, including the following: the current quarter results included 7.4 million dollars, or 7 cents per share, of pre-tax asset impairment charges, related to two discrete items. The first was for the operational consolidation of our Worthington Samuel Coil Processing’s toll pickling facility in Cleveland into WSCP’s remaining existing facility in Twinsburg, Ohio. The consolidation resulted in an asset impairment of 6.1 million dollars.

The second item is the impairment of an in-process research and development intangible acquired in connection with the 2021 TWB Shiloh acquisition. The write-off of the R&D intangible resulted in an impairment charge of 1.3 million dollars.

Additionally, we recognized pre-tax restructuring expenses of 900,000 dollars or 1 cent per share related to a voluntary retirement plan at our Tailor Welded Blank joint venture. The prior year results included pre-tax separation expense of 1 million dollars or 1 cent per share. Excluding these unique items, we generated earnings of 35 cents per share in the current year quarter compared with 99 cents per share in the prior year quarter.

In addition, in the third quarter we had estimated pre-tax inventory holding LOSSES of 1.2 million dollars, or 2 cents per share, compared to estimated pre-tax inventory holding GAINS of 19.3 million dollars or 29 cents per share in the prior year quarter, an unfavorable pre-tax swing of 20.5 million dollars or 31 cents per share.

In the third quarter, we reported adjusted EBIT of 25.3 million dollars, which was down 41.6 million dollars from the prior year quarter adjusted EBIT of 66.9 million dollars. This decrease is primarily due to lower gross margin and, to a lesser extent, higher SG&A expense, and lower equity earnings at Serviacero.

Gross margin was impacted by lower volume and lower direct material spreads, primarily due to year-over-year pre-tax inventory holding LOSSES. I will touch on markets and volumes in a moment. SG&A increased 1.8 million dollars over the prior year third quarter, primarily due to higher wage and benefit costs as well as incremental professional fees associated with the announced Sitem acquisition. Equity earnings from Serviacero decreased due to lower direct volumes, as well as the impact of exchange rate movements.

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

Next, I will provide some perspective on the market and our shipments.   The market pricing for hot rolled coil has been in a relatively tight band between 650 and 700 dollars per ton from July through January, with a modest increase in February to the mid-700-dollar range. Hot roll coil pricing in March increased to approximately 950 dollars per ton and is expected to remain at this level in the near term as a result of tariffs.

With the recent increase in market pricing, we expect estimated inventory holding gains in the fourth quarter of Fiscal 2025. We estimate those pre-tax holding GAINS could be approximately 20 to 25 million dollars as compared with the 1.2 million dollars of estimated pre-tax holding LOSSES in the third quarter of 2025.

Net sales in the quarter were 687 million dollars, down 118 million dollars, or 15 percent from the prior year quarter, primarily due to lower direct volumes and lower direct market pricing.  We shipped approximately 881,000 tons during the quarter, which was down 11 percent compared with the prior year quarter.  Direct sales volume made up 57 percent of our mix in the current year quarter as compared with 55 percent in the prior year quarter.

Direct sale volume was down 7 percent over the prior year quarter with shipments down in most markets. Our shipments to the automotive market were down 3 percent compared to the prior year quarter.  As we discussed last quarter, our automotive book of business has been impacted by production cuts at one of our Detroit 3 OEM customers as they right size their inventory levels and adjust their commercial strategy. We are optimistic the OEM is moving in a positive direction.

The OEM’s year-over-year production cuts of approximately 25 percent continued to impact our results in Q3, however, it appears the OEM is making progress to replenish their supply chains in anticipation of improvements in sales. We believe the OEM is making progress towards a more normal build schedule later in the calendar year. The impact of reduced shipments in the quarter to this OEM was partially offset by increases in shipments with others. As we have noted over the past few quarters, we have won new programs and increased our share in the automotive market. We are beginning to see the volume impact of some of those new programs. These platforms will continue to ramp up over the next several quarters.

Similar to last quarter, our year-over-year shipments to the remaining D3 grew despite a drop in OEM unit production. Our teams are doing a great job working with our automotive customers to deliver solutions that meet our customers’ market objectives. We look forward to continuing to grow our partnership with our automotive customers.

Turning to the construction market, our volumes decreased 20 percent on a year-over-year basis. The decrease was a combination of several factors: First, in the prior year we successfully pivoted to a more construction-heavy mix as part of our contingency plan related to the D3 automotive strike and its potential near-term aftermath. We also believe overall economic uncertainty impacted our construction volumes as well as volume in many other markets. We believe many buyers took a wait-and-see approach in December and January. We saw volumes pick up throughout February. We believe our February volume increase may have included some pull-ahead demand. However, the feedback from our customers leads us to believe most of the increase was due to fundamental improvements in demand.

Toll tons were down 15 percent year-over-year, primarily due to a general slowness in many markets including automotive. As is typical during volume slowdowns, some of our customers pulled toll processing jobs back in-house because they had open capacity. When end-market demand picks up, we expect our toll processing volumes to increase. However, we expect to see a decrease of approximately 100,000 annual toll processing tons as a result of the WSCP consolidation from Cleveland to Twinsburg.

Turning to cash flows and the balance sheet. Cash flow from operations was 54 million dollars and free cash flow was 25 million dollars.  During the quarter, we spent 28.6 million dollars on capital expenditures related to a variety of projects including the previously announced electrical steel expansions.

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

On a trailing-12-month basis, we generated 82.3 million dollars of free cash flow.   Wednesday, we announced a quarterly dividend of 16 cents per share, payable on June 27, 2025.    We ended the quarter with 63 million dollars of cash and our outstanding debt on February 28th was 112 million dollars, resulting in net debt of 49 million dollars. Finally, I would like to thank our team for making safety the highest priority at every facility and for driving results in a challenging quarter. I look forward to working with our entire team to continue driving value for Worthington Steel stakeholders. At this point, we would be happy to take your questions.

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

Question and Answer

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Operator

[Operator Instructions] Your first question comes from Martin Englert with Seaport Research.

Martin John Englert

Seaport Research Partners

Just wanted to see if you can discuss the impact that you're seeing thus far with the tariff policy. Maybe if you could run through positives and negatives and anything you're hearing from your customers in the supply chain?

Geoffrey G. Gilmore

CEO, President & Director

Yes, Martin, no problem. First of all, I'd tell you, we would anticipate very little impact on our business. Just maybe you never know where to start in this conversation, probably the easiest place is just looking at 232 and the tariffs on steel and aluminum, I see little impact on our business. I know you're very well aware of this, but our strategy is we buy steel where we -- our customers are and where we're going to produce there. So very localized. That's been our strategy, will continue to be our strategy going forward. So shouldn't see much interruption at all in the supply chain.

I would say the secondary impact of that is simply steel prices. And you're already seeing that there's been a brief jump up in pricing, really probably $250 per ton over the last 6 months or so, up to around

$950 whether or not that sustainable is certainly debatable. So not a lot of impact there.

Now beyond that, there's reciprocal tariffs, there's a lot that's being discussed right now. And I would tell you again, regardless of the direction it goes, we feel like there's going to be little impact on our earnings. We've dealt with tariffs. We think we have great strategies in place to mitigate.

And really the most important thing that we can do right now is stay completely aligned with our customers and our suppliers. But we can't make any knee-jerk reactions or big decisions at this point simply because there's so much uncertainty. So I would say the biggest downfall right now, it is that uncertainty. And it's probably -- I'm laughing a bit, the intellectual strain of trying to keep up and keep the conversations going with the customers so we can get a better understanding of what the rules are going to be going forward. So we'll continue watch it and see how it plays out. But again, I want to assure those listening in, we'll be in good shape regardless and have good plans in place, Martin.

Martin John Englert

Seaport Research Partners

Okay. Understood. I wanted to ask about TWB. I think there was a small charge in there, but I think it was a loss for the quarter, which was somewhat abnormal, I think, if I remember right, they are typically not susceptible or as susceptible to inventory holding gains and losses. So I just wanted to understand what's happening there?

Timothy A. Adams

VP & CFO

No, there were 2 special charges related to TWB. We wrote off some R&D that we had acquired through the Shiloh acquisition that was part of it. And then they had an early retirement program that they offered to select departments. And that was -- you're seeing the impact of both those charges. I think the early retirement charge was about $900,000, and the in-place R&D that we wrote off was about $1.3 million.

And typically, they're not susceptible to inventory holding gains and losses because it's usually a directed buy program related to that. Really, the OEMs tell TWB who they need to buy from.

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

Martin John Englert

Seaport Research Partners

All right. Stripping out the one-off items for the quarter, fair regarding your expectations of underlying EBITDA -- unit EBITDA in steel and kind of the cadence or trajectory of normalization there? And again, stripping out one-off items, as well as inventory holding gains and losses, I guess what I'm asking for is your best guess based on visibility, whether this takes a quarter, 2 quarters, 4 quarters before things are kind of back to a normalized level on the underlying unit EBITDA.

Timothy A. Adams

VP & CFO

Yes. I mean that's so much driven by demand, right, and volume and how your fixed costs are covered, right? So I think it's -- and I don't want to punt this, but there's so much uncertainty right now, right, in the market, what is demand going to be for the rest of the year. And I think that's the challenge that everybody is working through right now.

I think Geoff made comments in his prepared remarks related to automotive is going to be flattish year- over-year. We think construction is going to pick up in the second half of the year. But all bets are off right now, right? What happens to inflation, what happens to interest rates, what happens to the economy as a whole. Do we tend more towards a recession versus small growth, right? I mean, it could be -- I think we're cautiously optimistic that by the end of the year, we should be at more normalized run rates from a volume perspective. But there's a lot of moving parts.

Martin John Englert

Seaport Research Partners

When you say end of the year, do you mean calendar year?

Timothy A. Adams

VP & CFO

Yes, I'll say calendar year. Calendar year, yes.

Martin John Englert

Seaport Research Partners

Okay. Any way to parse out the fixed -- unit fixed cost impact potentially that you're seeing maybe using this quarter as an example within steel and because volumes were off pretty substantially year-on-year. Was that a negative $2, $5, $10, $15 a ton headwind?

Timothy A. Adams

VP & CFO

I don't have any numbers to give you. I think what I would do is I would go back and look at what we've done historically, I'd look at the Form 10, what we put out there. I would look at what we've put out over the last 5 months as -- or 5 quarters as a publicly traded company. I think you can start to get a feel as demand moved around of kind of what the mix is between variable and fixed.

Martin John Englert

Seaport Research Partners

Okay. Any -- I mean, I guess pivoting to the JV there, typically, they do a bit better in a rising steel price environment. Any -- I think it was breakeven, if I remember right, for this quarter, but I would guess that it should step up...

Timothy A. Adams

VP & CFO

Are you talking about Serviacero?

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

Martin John Englert

Seaport Research Partners

Yes. Serviacero, yes.

Timothy A. Adams

VP & CFO

Yes, Serviacero, yes, I think the challenge at Serviacero is they felt the same demand compression that we had in the U.S., they sell a lot of automotive as well down there. I mean the markets are virtually the same as ours, may be slightly different. They do maybe a little bit more appliance. But in general, their market is our market. And when automotive is down, it's down here, it's down there as well, because it's a pretty integrated supply chain.

I think the other thing you're seeing is the impact of exchange rate movements in the peso. I think that's the other piece that's there. And they may have suffered a little bit of inventory holding losses as well but those other two things far outweighed the demand, really the volume piece and the peso exchange rate really outweighed the inventory holding loss.

Operator

The next question comes from Phil Gibbs with KeyBanc Capital Markets.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Geoff, you had mentioned that February was reasonably strong, and we did see that in the MSCI data as well. What are you seeing in March thus far, I guess, following February?

Geoffrey G. Gilmore

CEO, President & Director

Yes, Phil, that's why I made the comment. I felt like what we experienced in February was more just underlying demand and better fundamentals versus any type of pull ahead because we've seen that momentum from February definitely swing into March. So obviously, that's why we're feeling more cautiously optimistic. And specifically, automotive, we saw that demand come back in much stronger in February. And then, Phil, you've heard us talk the last 2 earnings calls, about one of our customers, one of our larger OEMs, which was having some challenges. And fortunately, they've been executing on their plan and been successful bringing inventory down, starting to get back market shares and normalize. So should continue to see a buildup with that customer over the next few months.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And you mentioned in your remarks that construction volumes, I think, specifically were down 20%, obviously, a very difficult comparison and not -- I don't think overall indicative of the demand drop itself in the marketplace. Is there going to be an effort to get some more market share back within construction? Or is it just some of the customers that you're serving at this point?

Geoffrey G. Gilmore

CEO, President & Director

Good question. I'll start with -- it's a bad comp. It's a tough comp. If you recall, last year, we anticipated the strike at the D3. And so we had an effort to really pursue opportunities, specifically in the construction market. And we're able to win those awards, and obviously, construction made up a big piece of our shipment portfolio that quarter.

So that is really the big difference between this year, the difference in construction and last year. I will tell you that we have had more of an effort, though, to answer the second part of your question, to go after more opportunities in that market here over the last couple of months just because we had that larger OEM that was a little bit slower, and we anticipated some holes in the book. That also helped out a bit in

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

February, Phil. And I think you'll see that carry over into March, April and May as well.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Thanks, Geoff. And any color on some of the newer customer awards within automotive? I wouldn't think that they would have been visible and in this quarter and maybe more visible as the year progresses, but maybe some color on the new awards there and whether or not you expect them to be accretive to your margin profile?

Geoffrey G. Gilmore

CEO, President & Director

Yes. Thanks, Phil. So as we mentioned in our comments, the commercial group has been quite successful, targeting new programs and specifically, automotive. So we have clearly gained share, started to see some of that trickle into shipments in February. And you're right on, we'll continue to see that build up March, April, May and really even into the summer.

So yes, over the next 6 months, you'll start to see that making impact on our volume. And then, therefore, hopefully, on our margins. I will tell you the customer that the OEM, particularly that was struggling is high value add. They buy all of our high value-add products. So it's higher-margin business. Some of the automotive, the majority of the automotive we're picking up, though great business, and we appreciate the opportunities are not necessarily as high value add as that business. But overall, going to be meaningful to the bottom line longer term.

Operator

The next question comes from John Tumazos with John Tumazos Very Independent Research.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

First question, what fraction of the 16 million unit market last year or this year is U.S. made? [Lourenco] on the call said that last year was the first year that had a majority of foreign imports. But I did literature search, I found I had a different statistic, and maybe I just didn't find the right number.

Geoffrey G. Gilmore

CEO, President & Director

John, I'm sorry. This is Geoff. I don't know that exact number. And I'll say this, and we'll validate it later with you because I do want to give you an answer. I would also doubt that comment that the majority had been foreign shipments or imports in here of the U.S. market, but I will have to validate it.

Timothy A. Adams

VP & CFO

Yes. I think, John, at the end of the day, right, we don't think of it in -- we think of it in terms of the North American production market, right, because we have operations in Mexico, we have operations in the States, and we have some operations in Canada. We think of it in terms of really holistically North America. So if you would -- comments around -- go ahead.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Let's just say for discussion that it's US 9 million, 7 million US-- or 6 million abroad or something. And Trump puts up a wall. If 16 million units were handed to the U.S. companies on a platter. How much of it could they take? Could they make 1 million more, 2 million more? What's your best guess?

WORTHINGTON STEEL, INC. FQ3 2025 EARNINGS CALL MAR 20, 2025

Geoffrey G. Gilmore

CEO, President & Director

John, I don't have a guess. That's a good call for their -- a good question for their earnings call. I don't know. I don't -- we don't know their capacity. We know ours.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Since I'm not smart enough to figure it out. On a...

Geoffrey G. Gilmore

CEO, President & Director

I guess, I'm not either.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

On Electrical, there was some electricity conference a year or 2 ago where the utility companies said, oh, there's going to be 1% or 2% demand growth. And Elon Musk says, it's going to be over 5%. You used a number of 6% today. What percent growth do you think the electric utility industry is in a position to supply? I don't think they're ready to make 6% more.

Timothy A. Adams

VP & CFO

Well, I think the 6% that Geoff referred to really is transformer growth, right? So that's a combination of a couple of things, right? That's a combination of new growth in transformers right because of demand, but it's also going back to the grid that is old and brittle, that is most probably 75% of transformers in use today are at their 30-year -- beyond their 30-year useful life.

And at the same time, you have what they're doing with respect to grid hardening, which means they're trying to take some of these things underground because of wildfires and hurricanes and a variety of other issues that are out there. So it's the transformer market more so. We don't look at necessarily the electrical demand itself. That's part of it, and that's adding to the demand for transformers but it's really a combination of all those things.

Operator

This concludes the question-and-answer session. I'll turn the call to Geoff Gilmore, President and CEO, for closing remarks.

Geoffrey G. Gilmore

CEO, President & Director

I want to thank everybody for their interest in Worthington Steel and joining the call today. Again, I want to stress how just pleased I am with our efforts and how proud I am of the overall team. And we will look forward to sharing more on our progress next quarter. Thank you.